Exhibit 99.(d)(xi)

SCHEDULE A

TO

SCHWAB ANNUITY PORTFOLIOS

EXPENSE LIMITATION AGREEMENT

Fund and Share Class	Expense Limit
Schwab Government Money Market Portfolio	34 bps

Dated as of September 24, 2020